Exhibit 99.2

The following sets forth the risk factors discussion of Willis Towers Watson Public Limited Company (“WTW”) and its subsidiaries as described (i) in Part I, Item 1A of WTW’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2020, and (ii) in Part II, Item 1A of WTW’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and filed with the SEC on April 30, 2020. Capitalized terms not otherwise defined herein have the meanings given to them in such reports.

In this Exhibit 99.2, the “Company,” “we,” “our” and “us” refer to WTW and its subsidiaries.

Strategic and Operational Risks

We have been impacted by the COVID-19 pandemic and may be materially and adversely impacted by it in the future.

Recently, the COVID-19 pandemic has had an adverse impact on global commercial activity, including the global supply chain; and has contributed to significant volatility in financial markets, including, among other effects, a decline in equity markets, changes in interest rates and reduced liquidity. It has also resulted in increased travel restrictions and extended shutdowns of businesses in various industries including, among others, travel, trade, tourism, health systems and food supply, and significantly reduced overall economic output. As such, there is a risk that COVID-19 could have a material adverse impact on client demand and cash flow.

COVID-19 risks could magnify other risks discussed in this report and any of our SEC filings. For example, the effectiveness of external parties, including governmental and non-governmental organizations, in combating the spread and severity of COVID-19 could have a material impact on demand for our business. In addition, steps taken by market counterparties such as (re)insurance carriers to limit their exposures to COVID-19 and related risks could have an impact on their willingness to provide or renew coverage for our clients on historical terms and pricing, which could again impact demand for our business. Coverage disputes arising out of the pandemic could also increase our professional liability risk by increasing the frequency and severity of allegations by others that, in the course of providing services, we have committed errors or omissions for which we should have liability. Also, travel restrictions have caused the postponement or cancellation of various conferences and meetings around the world and adversely impacted sales activity. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19 on our business. Nevertheless, COVID-19 presents material uncertainty and risk with respect to demand for our products and services.

In addition, COVID-19 could materially disrupt our own business operations and the services we provide, as well as the business operations of our clients, suppliers and other third parties with whom we interact. As an increasing percentage of our colleagues work remotely, we face resiliency risks, such as the risk that our information technology platform could potentially be inadequate to support increasing demand, as well as the risk that unusual working arrangements could impact the effectiveness of our operations or controls. We may also make fewer information technology-based investments than previously anticipated, which could potentially create business operational risk. In addition, we depend on third-party platforms and other infrastructure to provide certain of our products and services, and such third-party infrastructures face similar resiliency risks. Also, a potential COVID-19 infection of any of our key colleagues could materially and adversely impact our operations. Further, it is possible that COVID-19 causes us to close down call centers and other processes on which we rely, or impacts processes of third-party vendors on whom we rely, which could also materially impact our operations. The rapidly evolving changes in financial markets could also have a material impact on our own hedging and other financial transactions, which could impact our liquidity. In addition, it is possible that COVID-19 restrictions could create difficulty for satisfying our legal or regulatory filing or other obligations, including with the SEC and other regulators.

All of the foregoing events or potential outcomes, including in combination with other risk factors included in this Quarterly Report on Form 10-Q or our Annual Report on Form 10-K, could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition. In addition, such events and outcomes could potentially impact our reputation with clients and regulators, among others.

Our pending combination with Aon creates incremental business, regulatory and reputational risks.

On March 9, 2020, the Company announced that it had entered into a business combination agreement with Aon. The proposed transaction with Aon entails important risks, including, among others: the risk that we are unable to obtain the requisite shareholder or regulatory approvals or satisfy all of the other conditions required to consummate the proposed transaction on the proposed terms and schedule, if at all; the risk that we and Aon are unable to successfully integrate our combined operations and employees and realize the proposed transaction’s benefits, including potential synergies, or that we are unable to realize such benefits at the times and to the extent anticipated or that results are different from those contained in forecasts when made; the risk that transaction and/or integration costs or dis-synergies are greater than expected, including as a result of conditions regulators put on any approvals of the transaction; the potential impact of the announcement and/or consummation of the proposed transaction on relationships, including with employees, suppliers, clients and competitors; the risk that we and/or the combined company will not have the ability to hire and retain key personnel; the risk that management’s attention is diverted from other matters; the risks posed by changes in general economic, business and political conditions, including changes in the financial markets and any epidemic, pandemic or disease outbreaks; the risk of potential litigation associated with the proposed transaction; the fact that the business combination agreement subjects the Company to various significant restrictions on its operations between signing and closing (including, among others, with respect to share repurchases, the incurrence of debt above thresholds or the acquisition or disposition of assets above specified thresholds, or specified changes to compensation and benefit programs); the risk of disruptions from the proposed transaction that impact our and/or Aon’s business, including current plans and operations; the risk posed by extensive government regulation on our business and/or the business of the combined company; the risk of adverse effects on the market price of Aon’s and the Company’s securities and on Aon’s and the Company’s operating results for any reason; and other risks described in the Company’s SEC filings, including definitive additional materials, the merger proxy statement and other filings generally applicable to significant transactions and related integrations that are or will be filed with the SEC.

Our success largely depends on our ability to achieve our global business strategy as it evolves, and our results of operations and financial condition could suffer if the Company were unable to successfully establish and execute on its strategy and generate anticipated revenue growth and cost savings and efficiencies.

Our future growth, profitability and cash flows largely depend upon our ability to successfully establish and execute our global business strategy. As discussed under Item 1, “Business - Business Strategy”, we seek to be an advisory, broking and solutions provider of choice through an integrated global platform. While we have confidence that our strategic plan reflects opportunities that are appropriate and achievable, there is a possibility that our strategy may not deliver projected long-term growth in revenue and profitability due to inadequate execution, incorrect assumptions, global or local economic conditions, competition, changes in the industries in which we operate, sub-optimal resource allocation or any of the other risks described in this “Risk Factors” section. In addition, our strategy continues to evolve, and it is possible that we will be unable to successfully execute the associated strategy changes, due to factors discussed above or elsewhere in this “Risk Factors” section. In pursuit of our growth strategy, we may also invest significant time and resources into new product or service offerings, and there is the possibility that these offerings may fail to yield sufficient return to cover their investment. The failure to continually develop and execute optimally on our global business strategy could have a material adverse effect on our business, financial condition and results of operations.

Demand for our services could decrease for various reasons, including a general economic downturn, increased competition, or a decline in a client’s or an industry’s financial condition or prospects, all of which could materially adversely affect us.

We can give no assurance that the demand for our services will grow or be maintained, or that we will compete successfully with our existing competitors, new competitors or our clients’ internal capabilities. Client demand for our services may change based on the clients’ needs and financial conditions, among other factors.

Our results of operations are affected directly by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets that they serve. For example, any changes in U.S. trade policy (including any increases in tariffs that result in a trade war), ongoing stock market volatility or an increase in, or unmet market expectations with respect to, interest rates could adversely affect the general economy. As a result, global financial markets may continue to experience disruptions, including increased volatility and reduced credit availability, which could substantially impact our results. Likewise, the coronavirus emanating from China could have a material adverse impact on global demand from our clients, in addition to the potential impact of pandemics on our own operations discussed elsewhere in this report. While it is difficult to predict the consequences of any deterioration in global economic conditions on our business, any significant reduction or delay by our clients in purchasing our services or insurance or making payment of premiums could have a material adverse impact on our financial condition and results of operations. In addition, the potential for a significant insurer to fail, be downgraded or withdraw from writing certain lines of insurance coverages that we offer our clients could negatively impact overall capacity in the industry, which could then reduce the placement of certain lines and types of insurance and reduce our revenue and profitability. The potential for an insurer to fail or be downgraded could also result in errors and omissions claims by clients.

In addition, the markets for our principal services are highly competitive. Our competitors include other insurance brokerage (including direct-to-consumer Medicare brokerage), human capital and risk management consulting and actuarial firms, and the human capital and risk management divisions of diversified professional services, insurance, brokerage and accounting firms and specialty, regional and local firms.

Competition for business is intense in all of our business lines and in every insurance market, and some competitors have greater market share in certain lines of business than we do. Some of our competitors have greater financial, technical and marketing resources than us, which could enhance their ability to finance acquisitions, fund internal growth and respond more quickly to professional and technological changes. New competitors, as well as increasing and evolving consolidation or alliances among existing competitors, have created and could continue to create additional competition and could significantly reduce our market share, resulting in a loss of business for us and a corresponding decline in revenue and profit margin. In order to respond to increased competition and pricing pressure, we may have to lower our prices, which would also have an adverse effect on our revenue and profit margin.

In addition, existing and new competitors could develop competing technologies or product or service offerings that disrupt our industries. Any new technology or product or service offering (including insurance companies selling their products directly to consumers or other insureds) that reduces or eliminates the need for intermediaries in insurance or reinsurance sales transactions could have a material adverse effect on our business and results of operations. Further, the increasing willingness of clients to either self-insure or maintain a captive insurance company, and the development of capital markets-based solutions and other alternative capital sources for traditional insurance and reinsurance needs, could also materially adversely affect us and our results of operations.

An example of a business that may be significantly impacted by changes in customer demand is our retirement consulting and actuarial business, which comprises a substantial portion of our revenue and profit. We provide clients with actuarial and consulting services relating to both defined benefit and defined contribution pension plans. Defined benefit pension plans generally require more actuarial services than defined contribution plans because defined benefit plans typically involve large asset pools, complex calculations to determine employer costs, funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. If organizations shift to defined contribution plans more rapidly than we anticipate, or if we are unable to otherwise compensate for the decline in our business that results from employers moving away from defined benefit plans, our business, financial condition and results of operations could be materially adversely affected. Furthermore, large and complex consulting projects, often involving dedicated personnel, resources and expenses, comprise a significant portion of this business, which are based on our clients’ discretionary needs and may be reduced based on a decline in a client’s or an industry’s financial condition or prospects. We also face the risk that certain large and complex project contracts may be reduced or terminated based on dissatisfaction with service levels, which could result in reduced revenue, write-offs of assets associated with the project, and disputes over the contract, all of which may adversely impact our results and business.

In addition, the demand for many of our core benefit services, including compliance-related services, is affected by government regulation and taxation of employee benefit plans. Significant changes in tax or social welfare policy or other regulations could lead some employers to discontinue their employee benefit plans, including defined benefit pension plans, thereby reducing the demand for our services. A simplification of regulations or tax policy also could reduce the need for our services.

Data security breaches or improper disclosure of confidential company or personal data could result in material financial loss, regulatory actions, reputational harm or legal liability.

We depend on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations around the world and with our alliance partners, insurance carriers/markets and clients. Additionally, one of our significant responsibilities is to maintain the security and privacy of our clients’ confidential and proprietary information and the personal data of their customers and/or employees. Our information systems, and those of our third-party service providers and vendors, are vulnerable to an increasing threat of continually evolving cybersecurity risks. We are the target of computer viruses, hackers, distributed denial of service attacks, malware infections, ransomware attacks, phishing and spear-phishing campaigns and other external hazards, as well as improper or inadvertent staff behavior which, could expose confidential company and personal data systems and information to security breaches.

Many of the software applications that we use in our business are licensed from, and supported, upgraded and maintained by, third-party vendors. Our third-party applications include enterprise cloud storage and cloud computing application services provided and maintained by third-party vendors. These third-party applications store confidential and proprietary data of the Company, our employees and our clients. We have processes designed to require third-party IT outsourcing, offsite storage and other vendors to agree to maintain certain standards with respect to the storage, protection and transfer of confidential, personal and proprietary information. However, we remain at risk of compromising this data, including as a result of a data breach due to the intentional or unintentional non-compliance by a vendor’s employee or agent, the breakdown of a vendor’s data protection processes, or a cyber-attack on a vendor’s information systems. Further, the risk and potential impact of a data breach of our third-party vendors’ systems increase as we move more of our data and our clients’ data into our vendors’ cloud storage, we engage in IT outsourcing or we consolidate the group of third-party vendors that provide cloud storage or other IT services for the Company.

We and our vendors regularly experience cybersecurity incidents, including successful attacks from time to time, and we expect that to continue going forward. Cybersecurity incidents also include those resulting from human error or malfeasance, implantation of malware and viruses, phishing and spear-phishing attacks, unauthorized access to our information technology networks and systems, and unauthorized access to data or individual account funds through fraud or other means of deceiving our colleagues, third-party service providers and vendors. We have experienced successful attacks, by various types of hacking groups, in which personal and commercially sensitive information, belonging to us or our clients, has been compromised. However, none of these cybersecurity incidents or attacks to our knowledge have been material to our business or financial results. We cannot assure that such cybersecurity incidents or attacks will not be material in the future. When required by law, we have notified individuals and relevant regulatory authorities (such as state attorney generals, state insurance regulators, the U.S. Department of Health and Human Services, and the U.K.’s Information Commissioner’s Office) of such cybersecurity incidents or attacks.

Over time, the frequency, severity and sophistication of the attacks against us have increased. We maintain policies, procedures and technological safeguards (such as, where in place, multifactor authentication and encryption of data in transit and at rest) designed to protect the security and privacy of this information. However, such safeguards are time-consuming and expensive to deploy broadly and are not necessarily always in place or effective, and we cannot entirely eliminate the risk of data security breaches, improper access to, takeover of or disclosure of confidential company or personally identifiable information. We may not be able to detect and assess such issues, or implement appropriate remediation, in a timely manner. We are engaged in an ongoing effort to enhance our protections against attack; this effort will require significant expenditures and may not be successful. Our technology may fail to adequately secure the private information we hold and protect it from theft, computer viruses, hackers or inadvertent loss.

If any person, including any of our colleagues, intentionally or unintentionally fails to comply with, disregards or intentionally breaches our established controls with respect to such data or otherwise mismanages or misappropriates that data, we could be subject to monetary damages, fines, regulatory enforcement or criminal prosecution. Unauthorized disclosure of sensitive or confidential client, supplier or employee data, whether through systems failure, accident, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients. Similarly, unauthorized access to or through our information systems or those we develop for our clients, whether by our colleagues or third parties, could result in significant additional expenses (including expenses relating to incident response and investigation, remediation work, notification of data security breaches and costs of credit monitoring services), negative publicity, legal liability and damage to our reputation, as well as require substantial resources and effort of management, thereby diverting management’s focus and resources from business operations.

The methods used to obtain unauthorized access, disable or degrade service or sabotage systems are also constantly changing and evolving; continue to become more sophisticated and complex; and may be difficult to anticipate or detect. For example, the Cyber Division of the U.S. Federal Bureau of Investigation (“FBI”) has noted that cyber criminals have targeted, and may increasingly target, assets held in Health Savings Accounts and Reimbursement Accounts to fraudulently acquire the assets held in those accounts. Assets held in Health Savings Accounts are expected to grow substantially over the next few years. We have experienced incidents in which unauthorized actors compromised personal information, including through the use of unlawfully obtained demographic information. These incidents have not had a material impact on our business or operations thus far but, given the Company’s move toward managing more of these assets ourselves as a non-bank custodian, our reputation could be harmed and our business and results of operations could be materially adversely affected if we were the target of such fraud in the future.

We have implemented and regularly review and update processes and procedures to protect against fraud or unauthorized access to or use of secured data and to prevent data loss. The ever-evolving threats mean that we and our third-party service providers and vendors must continually evaluate, adapt, enhance and otherwise improve our respective systems and processes, especially as we grow our mobile, cloud and other internet-based services. There is no guarantee that such efforts will be adequate to safeguard against all fraud, data security breaches, unauthorized access, operational impacts or misuses of data. For example, our policies, employee training (including phishing prevention training), procedures and technical safeguards may be insufficient to prevent or detect improper access to confidential, personal or proprietary information by employees, vendors or other third parties with otherwise legitimate access to our systems. In addition, we may not be able to implement such efforts as quickly as desired if, for example, greater resources are required than originally expected or resources and management’s focus are insufficient. Any future significant compromise or breach of our data security or fraud, whether external or internal, or misuse of client, colleague, supplier or company data, could result in additional significant costs, lost revenue opportunities, fines, lawsuits, and damage to our reputation with our clients and in the broader market.

We could be subject to claims and lawsuits arising from our work, which could materially adversely affect our reputation, business and financial condition.

We depend in large part on our relationships with clients and our reputation for high-quality services to secure future engagements. Clients that become dissatisfied with our services may terminate their business relationships with us, and clients and third parties that claim they suffered damages caused by our services may bring lawsuits against us. We are subject to various actual and potential claims, lawsuits, investigations and other proceedings relating principally to alleged errors and omissions in connection with the provision of our services or the placement of insurance and reinsurance in the ordinary course of business. We are also subject to actual and potential claims, lawsuits, investigations and proceedings outside of errors and omissions claims. See Note 15 – Commitments and Contingencies in Item 8 in this Annual Report on Form 10-K for examples of claims to which we are subject.

Because we often assist our clients with matters involving substantial amounts of money and complex regulatory requirements, including actuarial services, asset management, technology solutions development and implementation and the placement of insurance coverage and the handling of related claims, errors and omissions claims against us may arise that allege our potential liability for all or part of the substantial amounts in question. The nature of our work, particularly our actuarial services, necessarily involves the use of assumptions and the preparation of estimates relating to future and contingent events, the actual outcome of which we cannot know in advance. Our actuarial and brokerage services also rely on substantial amounts of data provided by clients, the accuracy and quality of which we may not be able to ensure. In addition, we could make computational, software programming or data management errors in connection with the services we provide to clients.

Clients may seek to hold us responsible for alleged errors or omissions relating to any of the brokerage advice and services we provide, including when claims they submit to their insurance carriers are disputed or denied. Given that many of our clients have very high insurance policy limits to cover their risks, alleged errors and omissions claims against us arising from disputed or denied claims are often significant. Moreover, in certain circumstances, our brokerage, investment and certain other types of business may not limit the maximum liability to which we may be exposed for claims involving alleged errors or omissions; and as such, we do not have limited liability for the work we provide to the associated clients.

Further, given that we frequently work with large pension funds and insurance companies as well as other large clients, relatively small percentage errors or variances can create significant financial variances and result in significant claims for unintended or unfunded liabilities. The risks from such variances or errors could be aggravated in an environment of declining pension fund asset values and insurance company capital levels. In almost all cases, our exposure to liability with respect to a particular engagement is substantially greater than the revenue opportunity that the engagement generates for us.

Clients may seek to hold us responsible for the financial consequences of variances between assumptions and estimates and actual outcomes or for errors. For example, in the case of pension plan actuarial work, a client’s claims might focus on the client’s alleged reliance on actuarial assumptions that it believes were unreasonable and, based on such reliance, the client made benefit commitments that it may later claim are not affordable or funding decisions that result in plan underfunding if and when actual outcomes vary from actuarial assumptions.

We also continue to create new products and services (including increasingly complex technology solutions) and to grow the business of providing products and services to institutional investors, financial services companies and other clients. The risk of claims from these lines of business and related products and services may be greater than from our core products or services, and such claims may be for significant amounts as we take on increasingly complicated projects, including those with complex regulatory requirements.

We also provide advice on both asset allocation and selection of investment managers. Increasingly, for many clients, we are responsible for making decisions on both of these matters, or we may serve in a fiduciary capacity, either of which may increase liability exposure. In addition, the Company offers affiliated investment funds, including in the U.S. and Ireland, with plans to launch additional funds over time. Given that our Investment business may recommend affiliated investment funds or affirmatively invest such clients’ assets in such funds under delegated authority, this may increase our liability exposure. We may also be liable for actions of managers or other service providers to the funds. Further, for certain clients, we are responsible for some portions of cash and investment management, including rebalancing of investment portfolios and guidance to third parties on the structure of derivatives and securities transactions. Asset classes may experience poor absolute performance, and investment managers may underperform their benchmarks; in both cases the investment return shortfall can be significant. Clients experiencing this underperformance, including from our affiliated investment funds, may assert claims against us, and such claims may be for significant amounts. In addition, our failure to properly execute our role can cause monetary damage to our clients or such third parties for which we might be found liable, and such claims may be for significant amounts. Our expected expansion of this business geographically and in new offerings will subject us to additional contractual exposures and obligations with investors, asset managers and third party service providers, as well as increased regulatory exposures. Overall, our ability to contractually limit our potential liability may be limited in certain jurisdictions or markets or in connection with claims involving breaches of fiduciary duties or other alleged errors or omissions.

The ultimate outcome of all of the above matters cannot be ascertained and liabilities in indeterminate amounts may be imposed on us. In addition, our insurance coverage may not be sufficient in type or amount to cover us against such liabilities. It is thus possible that future results of operations or cash flows for any particular quarterly or annual period could be materially adversely affected by an unfavorable resolution of these matters. In addition, these matters continue to divert management and personnel resources away from operating our business. Even if we do not experience significant monetary costs, there may be adverse publicity associated with these matters that could result in reputational harm to the industries we operate in or to us in particular that may adversely affect our business, client or employee relationships. In addition, defending against these claims can involve potentially significant costs, including legal defense costs.

As a highly-regulated company, we are subject from time to time to inquiries or investigations by governmental agencies or regulators that could have a material adverse effect on our business or results of operations.

We have also been and may continue to be subject to inquiries and investigations by federal, state or other governmental agencies regarding aspects of our clients’ businesses or our own businesses, especially regulated businesses such as our insurance broker, securities broker-dealer and investment advisory services. Such inquiries or investigations may consume significant management time and result in regulatory sanctions, fines or other actions as well as significant legal fees, which could have a material adverse impact on our business, results of operations and liquidity. Also, we may face additional regulatory scrutiny as we expand our businesses geographically and in new products and services that we offer.

Examples of these inquiries or investigations are set forth in more detail in Note 15 – Commitments and Contingencies in Item 8 in this Annual Report on Form 10-K. These include various ongoing civil investigation proceedings in respect of alleged exchanges of commercially sensitive information among competitors in aviation and aerospace insurance and reinsurance broking.

All of these items reflect an increased focus by regulators (in the U.K., U.S. and elsewhere) on various aspects of the operations and affairs of our regulated businesses. We are unable to predict the outcome of these inquiries or investigations. Any proposed changes that result from these investigations and inquiries, or any other investigations, inquiries or regulatory developments, or any potential fines or enforcement action, could materially adversely affect our business and our results of operations.

Our growth strategy depends, in part, on our ability to make acquisitions and we face risks when we acquire or divest businesses, and could have difficulty in acquiring, integrating or managing acquired businesses, or with effecting internal reorganizations, all of which could harm our business, financial condition, results of operations or reputation.

Our growth depends in part on our ability to make acquisitions. We may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms acceptable or favorable to us. We also face additional risks related to acquisitions, including that we could overpay for acquired businesses and that any acquired business could significantly underperform relative to our expectations. In addition, we may not repurchase as many of our outstanding shares as anticipated due to our acquisition activity or investment opportunities, as well as other market or business conditions. If we are unable to identify and successfully make, integrate and manage acquisitions, our business could be materially adversely affected. In addition, we face risks related to divesting businesses, including that we may not receive adequate consideration in return for the divested business, we may continue to be subject to the liabilities of the divested business after its divestiture (including with respect to work we might have performed on behalf of the divested business), and we may not be able to reduce overhead or redeploy assets or retain colleagues after the divestiture closes. For example, we recently announced that we are exploring strategic alternatives with respect to Miller, and we may face these types of risks if we were to pursue a transaction.

In addition, we cannot be certain that our acquisitions will be accretive to earnings or that our acquisitions or divestitures will otherwise meet our operational or strategic expectations. Acquisitions involve special risks, including the potential assumption of unanticipated liabilities and contingencies and difficulties in integrating acquired businesses, and acquired businesses may not achieve the levels of revenue, profit or productivity we anticipate or otherwise perform as we expect. In addition, if the operating performance of an acquired business deteriorates significantly, we may need to write down the value of the goodwill and other acquisition-related intangible assets recorded on our consolidated balance sheet.

We may be unable to effectively integrate an acquired business into our organization, and may not succeed in managing such acquired businesses or the larger company that results from such acquisitions. The process of integrating an acquired business may subject us to a number of risks, including, without limitation, an inability to retain the management, key personnel and other employees of the acquired business; an inability to establish uniform standards, controls, systems, procedures and policies or to achieve anticipated savings; and exposure to legal claims for activities of the acquired business prior to acquisition.

Certain recently-completed or pending acquisitions, including the acquisition on July 30, 2019 of TRANZACT, a U.S.-based direct-to-consumer health care organization that links individuals to U.S. insurance carriers, and the pending acquisition of Unity Group, an insurance broking business with operations in six Central American countries, entail important incremental risks in addition to those described above. With respect to our TRANZACT business, we may be unable to successfully integrate direct-to-consumer sales and marketing solutions with our existing offerings at the times and to the extent anticipated. With respect to both transactions, we face the risk related to the potential impacts of the transaction and integration on relationships, including with employees, correspondents, suppliers, clients and competitors, as well as the risk related to contingent liabilities (including litigation) potentially creating material liabilities for the Company. With respect to the Unity Group, we face the risk that we are unable to obtain requisite regulatory approvals or the satisfaction of other conditions to the consummation of the transaction on the proposed terms and schedule, if at all. The following risks, in addition to those described above, may also adversely affect our ability to successfully implement and integrate these acquisitions: material changes in U.S. and foreign jurisdiction regulations (including those related to the healthcare system and Medicare and insurance brokerage services); changes in general economic, business and political conditions in relevant markets, including changes in the financial markets; significant competition in the marketplace; and compliance with extensive and evolving government regulations in the U.S. and in foreign jurisdictions.

If acquisitions are not successfully integrated and the intended benefits of the acquisitions are not achieved, our business, financial condition and results of operations could be materially adversely affected, as well as our professional reputation. We also own an interest in a number of associates and companies where we do not exercise management control and we are therefore limited in our ability to direct or manage the business to realize the anticipated benefits that we could achieve if we had full ownership.

Our inability to comply with complex and evolving laws and regulations related to data privacy and cyber security could result in material financial loss, regulatory actions, reputational harm or legal liability.

We are subject to numerous U.S. and foreign jurisdiction laws and regulations designed to protect personally identifiable information of client and company constituents, colleague, supplier and company data, such as the E.U. General Data Protection Regulation (“GDPR”), regulations from other countries that prohibit the transmission of data outside of such country’s borders and various U.S. federal and state laws governing the protection of health, financial or other individually identifiable information. GDPR, which became effective in May 2018, significantly increased our responsibilities when handling personal data including, without limitation, requiring us to conduct privacy impact assessments, restricting the transmission of data and requiring public disclosure of significant data breaches. Violations of GDPR may result in possible fines of up to 4% of global annual turnover for the preceding financial year or €20 million (whichever is higher). Laws and regulations in this area are evolving and generally becoming more stringent. For example, the New York State Department of Financial Services has issued cybersecurity regulations that outline a variety of required security measures for protection of data. Other U.S. states, including California, have also recently enacted laws requiring certain data security and privacy measures of regulated entities that are broadly similar to GDPR’s requirements, and we expect that other states may follow with their own data privacy and data security laws as well. In the U.S., HIPAA has been in place for many years and was amended in 2009 to become more stringent. The Office for Civil Rights within the Department of Health and Human Services actively enforces those laws and regulations. Further, a U.K. exit from the E.U. will increase uncertainty regarding applicable laws and regulations pending more clarity on the terms of that exit.

All of these evolving laws and regulations, some of which may be subject to evolving interpretations or conflicts with one another, may restrict the manner in which we provide services to our clients, divert resources from other important initiatives, increase the risk of non-compliance and impose significant compliance and other costs that are likely to increase over time, and increase the risk of fines, lawsuits or other potential liability, all of which could have a material adverse effect on our business and results of operations. Our failure to adhere to or successfully implement processes in response to legal or regulatory requirements, including changing legal or regulatory requirements that may be developed or revised due to Brexit, and changing customer expectations in this area, could result in substantial legal liability and impairment to our reputation or business.

Our ability to successfully manage ongoing organizational changes could impact our business results, where the level of costs and/or disruption may be significant and change over time and the benefits may be less than we originally expect.

We have in the past few years undergone several significant business and organizational changes, including the Merger, the Gras Savoye acquisition and multi-year operational improvement programs, among others. There are also a number of other initiatives planned or ongoing to transform and update our systems and processes and gain efficiencies. In addition, our strategy continues to evolve, and such evolution may result in further organizational changes as we may decide, based on our perceived business needs, to make investments that may be greater than we currently anticipate. In connection with all these changes, we may manage a number of large-scale and complex projects. Such projects may include multiple and connected phases, many of which may be dependent on factors that are outside of our control. While we plan to undertake these types of large, complex projects based on our determination that each is necessary or desirable for the execution of the Company’s business strategy, we cannot guarantee that the collective effect of all of these projects will not adversely impact our business or results of operations or that the benefits will be as we originally expect. Effectively managing these organizational changes (including ensuring that they are implemented on schedule, within budget and without interruption to the existing business or that transitions to new systems do not create significant control vulnerabilities during the period of transition) is critical to retaining talent, servicing clients and our business success overall. Many of the risks described herein increase during periods of significant organizational change. The failure to effectively manage such risks could adversely impact our resources or business or financial results.

Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Should we experience a disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, our office facilities, access to data, and the proper functioning of our computer, telecommunication and other related systems and operations. In such an event, we could experience near-term operational challenges with regard to particular areas of our operations.

A disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability, particularly if any of these problems occur during peak times.

Interruption to or loss of our information processing capabilities or failure to effectively maintain and upgrade our information processing hardware or systems could cause material financial loss, regulatory actions, reputational harm or legal liability.

Our business depends significantly on effective information systems. Our capacity to service our clients relies on effective storage, retrieval, processing and management of information. Our information systems also rely on the commitment of significant financial and other resources to maintain and enhance existing systems, develop and create new systems and products in order to keep pace with continuing changes in information processing technology or evolving industry and regulatory standards and to be at the forefront of a range of technology options relevant to our business.

In addition, many of the software applications, including enterprise cloud storage and cloud computing application services, that we use in our business are licensed from, and supported, upgraded and maintained by, third-party vendors. We are significantly increasing our use of such cloud services and expect this to continue over time. These third-party applications store confidential and proprietary data of both the Company and our clients. A suspension or termination of certain of these licenses or the related support, upgrades and maintenance could cause temporary system delays or interruptions that could adversely impact our business.

If the data we rely on to run our business were found to be inaccurate or unreliable or if we fail to maintain effective and efficient systems (including through a telecommunications failure, failure to replace or update redundant or obsolete computer hardware, applications or software systems, or the loss of skilled people with the knowledge needed to operate older systems, or if we experience cost overruns, delays, or other disruptions), this could result in material financial loss, regulatory action, reputational harm or legal liability.

The United Kingdom’s exit from the European Union on January 31, 2020, and the risk that other countries may follow, could adversely affect us.

In 2019, approximately 21% of our revenue was generated in the U.K., although only about 12% of revenue was denominated in Pounds sterling as much of the insurance business is transacted in U.S. dollars. Approximately 20% of our expenses were denominated in Pounds sterling. It remains difficult to predict with any level of certainty the impact that Brexit will have on the economy; economic, regulatory and political stability; and market conditions in Europe, including in the U.K., or on the Pound sterling, Euro or other European currencies, but any such impacts and others we cannot currently anticipate could materially adversely affect us and our operations. Among other things, we could experience: lower growth in the region due to indecision by businesses holding off on generating new projects or due to adverse market conditions; and reduced reported revenue and earnings because foreign currencies may translate into fewer U.S. dollars due to the fact that we translate revenue denominated in non-U.S. currencies, such as Pounds sterling, into U.S. dollars for our financial statements. In addition, there can be no assurance that our hedging strategies will be effective.

The British government and the E.U. continue to negotiate the terms of the U.K.’s future relationship with the E.U. While many separation issues have been resolved, significant uncertainty remains. It is also possible that the U.K. exits the E.U. in a potentially disruptive manner, with no agreed-upon future relationship. The Company is heavily invested in the U.K. through our businesses and activities. If Brexit negatively impacts the U.K., then it could have a material adverse impact on us. In addition, Brexit may result in greater restrictions on business conducted between the U.K. and E.U. countries and increased regulatory complexities. There is also uncertainty as to how the U.K.’s access to the E.U. Single Market and the wider trading, legal, regulatory, tax, social and labor environments, especially in the U.K. and E.U., will be impacted, including the resulting impacts on our business and that of our clients. Any such changes may adversely affect our operations and financial results. For example, any changes to the passporting or other regulations relating to doing business in various E.U. countries by relying on a regulatory permission in the U.K. (or doing business in the U.K. by relying on a regulatory permission in an E.U. country) could increase our costs of doing business, or our ability to do so. At this point, we do not expect the current passporting regime to continue beyond the current transition period or any extension to its current expiration on December 31, 2020. Any such change, or other change in regulations could increase our costs of doing business, or in some cases, affect our ability to do business, and adversely impact our operations and financial results.

The risk remains that the U.K. will not have agreed to a comprehensive trade agreement with the E.U. or other countries by the time the transition period expires or that any such trade agreement makes no, or inadequate, provision for passporting or other matters relevant to our business operations. We are currently in the process of establishing appropriate arrangements for the continued servicing of client business in the countries expected to be most affected. These arrangements include the transaction of certain businesses and/or the movement of certain businesses outside of the U.K. However, various significant risks remain, including the following, among others:

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The risk that our proposed business solutions, such as business transfers, will not be completed in time or could cost more than expected, or that they will not be approved by regulators in the U.K. or E.U.;

•	The risk that changes to our information technology required to move businesses or operations will not be completed in time;

•	The risk that we may not timely complete any required changes to client contract terms and regulatory requirements, including with respect to data protection and privacy standards;

•	The risk of a loss of key talent, or an inability to hire sufficient and qualified talent;

•	The risk that the efforts and resources allocated to Brexit, and associated changes to our operations, cause disruptions to our existing businesses, whether inside or outside the U.K., or both;

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The risk that the U.K. will have in place no, or a limited number of, trade agreements with the E.U., its member states and/or any non-E.U. states leading to potentially adverse trading conditions with other territories; and

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The risk that the way in which the U.K. exits the E.U. is altered from current expectations, resulting in the need to quickly and materially change our plans, and the risks described above with respect to any associated changes in such plans.

There is also a risk that other countries may decide to leave the E.U. We cannot predict the impact that any additional countries leaving the E.U. will have on us, but any such impacts could materially adversely affect us.

Allegations of conflicts of interest, including in connection with accepting market derived income, may have a material adverse effect on our business, financial condition, results of operation or reputation.

We could suffer significant financial or reputational harm if we fail to properly identify and manage potential conflicts of interest. Conflicts of interest exist or could exist any time the Company or any of its employees have or may have an interest in a transaction or engagement that is inconsistent with our clients’ interests. This could occur, for example, when the Company is providing services to multiple parties in connection with a transaction. In addition, as we provide more solutions-based services, there is greater potential for conflicts with advisory services. Managing conflicts of interest is an important issue for the Company, but can be a challenge for a large and complex company such as ours. Due to the broad scope of our businesses and our client base, we regularly address potential conflicts of interest, including, without limitation, situations where our services to a particular client or our own investments or other interests conflict, or are perceived to conflict, with the interests of another client. If these are not carefully managed, this could then lead to failure or perceived failure to protect the client’s interests, with attendant regulatory and reputational risks that could materially adversely affect us and our operations. There is no guarantee that all potential conflicts of interest will be identified, and undetected conflicts may result in damage to our professional reputation and result in legal liability which may have a material adverse effect on our business. Identifying conflicts of interest may also prove particularly difficult as we continue to bring systems and information together and integrate newly acquired businesses. In addition, we may not be able to adequately address such conflicts of interest.

In addition, insurance intermediaries have traditionally been remunerated by base commissions paid by insurance carriers in respect of placements we make for clients, or by fees paid by clients. Intermediaries also obtain other revenue from insurance carriers. This revenue, when derived from carriers in their capacity as insurance markets (as opposed to as corporate clients of the intermediaries where they may be purchasing insurance or reinsurance or other non-market related services), is commonly known as market derived income or “MDI”. MDI is another example of an area in which allegations of conflicts of interest may arise. MDI takes a variety of forms, including volume- or profit-based contingent commissions, facilities administration charges, business development agreements, and fees for providing certain data to carriers.

MDI creates various risks. Intermediaries in many markets have a duty to act in the best interests of their clients and payments from carriers can incentivize intermediaries to put carriers’ or their own interests ahead of their clients. Accordingly, MDI may be subject to scrutiny by various regulators under conflict of interest, anti-trust, unfair competition, conduct and anti-bribery laws and regulations. While accepting MDI is a lawful and acceptable business practice, and while we have established systems and controls to manage these risks, we cannot predict whether our position will result in regulatory or other scrutiny and our controls may not be effective.

In addition, the Company offers affiliated investment funds, with plans to launch additional funds over time. Given that our Investment business may recommend affiliated investment funds or affirmatively invest such clients’ assets in such funds under delegated authority, there may be a perceived conflict of interest. While the Company has processes, procedures and controls in place intended to mitigate potential conflicts, such perception could cause regulatory inquiries, or could impact client demand and the business’ financial performance, and our controls may not be effective. In addition, underperformance by our affiliated investment funds could lead to lawsuits by clients that were invested in such funds.

The failure or perceived failure to adequately address conflicts of interest could affect the willingness of clients to deal with us, or give rise to litigation or enforcement actions. Conflicts of interest may also arise in the future that could cause material harm to us.

Damage to our reputation, including due to the failure of third parties on whom we rely to perform services or public opinions of third parties with whom we associate, could adversely affect our businesses.

Maintaining a positive reputation is critical to our ability to attract and maintain relationships with clients and colleagues. Damage to our reputation could therefore cause significant harm to our business and prospects. Harm to our reputation can arise from numerous sources, including among others, employee misconduct, litigation or regulatory action, failure to deliver minimum standards of service and quality, compliance failures, allegations of conflicts of interest and unethical behavior. Such harm could also arise from negative public opinion or political conditions arising from our association with third parties in any number of activities or circumstances. Negative perceptions or publicity, whether or not true, may result in harm to our prospects. In addition, the failure to deliver satisfactory service and quality performance, on time and within budget, in one line of business could cause clients to terminate the services we provide to those clients in many other lines of business. This risk has increased as the Company has become larger and more complex and as we take on increasingly complicated projects for our clients (such as complex outsourcing engagements and technology solutions development/implementation projects that require a significant amount of dedicated personnel resources and expenses).

In addition, as part of providing services to clients and managing our business, we rely on a number of third-party service providers. Our ability to perform effectively depends in part on the ability of these service providers to meet their obligations, as well as on our effective oversight of their performance. The quality of our services could suffer or we could be required to incur unanticipated costs if our third-party service providers do not perform as expected or their services are disrupted. This could have a material adverse effect on our reputation as well as our business and results of operations.

The loss of key colleagues could damage or result in the loss of client relationships and could result in such colleagues competing against us.

Our success depends on our ability to attract, retain and motivate qualified personnel, including key managers and colleagues. In addition, our success largely depends upon our colleagues’ abilities to generate business and provide quality services. In particular, our colleagues’ business relationships with our clients are a critical element of obtaining and maintaining client engagements. Labor markets have continued to tighten globally, and we have experienced intense competition and increased costs for certain types of colleagues, especially as new entrants, in insurance and reinsurance businesses (among others), expend significant resources in hiring. Also, in the past, we have lost colleagues who manage substantial client relationships or possess substantial experience or expertise; if we lose additional colleagues such as those, it could result in such colleagues competing against us. The failure to successfully attract and retain qualified personnel could materially adversely affect our ability to secure and complete engagements or could disrupt our business, which would materially adversely affect our results of operations and prospects.

In conducting our businesses around the world, we are subject to political, economic, legal, regulatory, cultural, market, operational and other risks that are inherent in operating in many countries.

In conducting our businesses and maintaining and supporting our global operations, we are subject to political, economic, legal, regulatory, market, operational and other risks. Our businesses and operations continue to expand into new regions throughout the world, including emerging markets. The possible effects of political, economic and financial disruptions throughout the world could have an adverse impact on our businesses and financial results. These risks include:

•	the general economic and political conditions in foreign countries (including political and social unrest in certain regions);

•	the imposition of controls or limitations on the conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries;

•	the imposition of sanctions by both the U.S. and foreign governments;

•	the imposition of withholding and other taxes on remittances and other payments from subsidiaries;

•	the imposition or increase of investment and other restrictions by foreign governments;

•	fluctuations in currency exchange rates or our tax rates;

•	difficulties in controlling operations and monitoring employees in geographically dispersed and culturally diverse locations; and

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the practical challenges and costs of complying, or monitoring compliance, with a wide variety of foreign laws (some of which are evolving or are not as well-developed as the laws of the U.S. or U.K. or which may conflict with U.S. or other sources of law), and regulations applicable to insurance brokers and other business operations abroad (in more than 140 countries, including many in Africa), including laws, rules and regulations relating to the conduct of business, trade sanction laws administered by the U.S. Office of Foreign Assets Control, the E.U., the U.K. and the United Nations (“U.N.”), and the requirements of the U.S. Foreign Corrupt Practices Act as well as other anti-bribery and corruption rules and requirements in all of the countries in which we operate.

Sanctions imposed by governments, or changes to such sanction regulations, could have a material adverse impact on our operations or financial results.

As described above, our businesses are subject to the risk of sanctions imposed by the U.S., the E.U. and other governments. In 2019, there was an increase in U.S. designations in locations such as China, Russia and Venezuela. In recent years, there has also been an increased risk of counter-sanctions in some locations, such as Russia. Nevertheless, it is not yet clear whether and how these sanctions or potential sanctions may impact our business. As a result, we cannot predict the impacts of any changes in the U.S., E.U., U.K. or other sanctions, and whether such changes could have a material adverse impact on our operations or financial results.

Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in government laws or regulations, or if government laws or regulations decrease the need for our services or increase our costs.

A material portion of our revenue is affected by statutory or regulatory changes. An example of a statutory or regulatory change that could materially impact us is any change to the U.S. Patient Protection and Affordable Care Act (“PPACA”), and the Healthcare and Education Reconciliation Act of 2010, (“HCERA”), which we refer to collectively as ‘Healthcare Reform’. While the U.S. Congress has not passed legislation replacing or fundamentally amending Healthcare Reform (other than changes to the individual mandate), such legislation, or another version of Healthcare Reform, could be implemented in the future. In addition, some of U.S. political candidates and representatives have expressed a desire to amend all or a portion of Healthcare Reform or otherwise establish alternatives to employer-sponsored health insurance or replace it with government-sponsored health insurance, often referred to as “Medicare for All”. Furthermore, various aspects of Healthcare Reform have been challenged in the judicial system with some success. The status of some of those challenges are in flux, but could materially change U.S. healthcare. If we are unable to adapt our services to potential new laws and regulations, or judicial modifications, with respect to Healthcare Reform or otherwise, our ability to provide effective services in these areas may be substantially impacted. In addition, more restrictive rules or interpretations of the Centers for Medicare and Medicaid Services marketing rules, or judicial decisions that restrict or otherwise change existing provisions of U.S. healthcare regulation, could have a material adverse impact on our Benefits Delivery and Administration business, including our newly acquired TRANZACT business, which focuses on direct-to-consumer Medicare policy sales. As we implement and expand our direct-to-consumer sales and marketing solutions through our Benefits Delivery and Administration business, we are subject to various federal and state laws and regulations that prescribe when and how we may market to consumers (including, without limitation, the Telephone Consumer Protection Act and other telemarketing laws and the Medicare Communications and Marketing Guidelines issued by the Center for Medicare Services of the U.S. Department of Health and Human Service). Changes to these laws could negatively affect our ability to market directly to consumers or increase our costs or liabilities.

Many other areas in which we provide services are the subject of government regulation, which is constantly evolving. For example, our activities in connection with insurance brokerage services are subject to regulation and supervision by national, state or other authorities. Insurance laws in the markets in which we operate are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. That supervision generally includes the licensing of insurance brokers and agents and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokerage in the markets in which we currently operate is dependent upon our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these locations.

Changes in government and accounting regulations in the U.S. and the U.K., two of our principal geographic markets, affecting the value, use or delivery of benefits and human capital programs, may materially adversely affect the demand for, or the profitability of, our various services. In addition, we have significant operations throughout the world, which further subject us to applicable laws and regulations of countries outside the U.S. and the U.K. Changes in legislation or regulations and actions by regulators in particular countries, including changes in administration and enforcement policies, could require operational improvements or modifications, which may result in higher costs or hinder our ability to operate our business in those countries.

Our compliance systems and controls cannot guarantee that we comply with all applicable federal and state or foreign laws and regulations, and actions by regulatory authorities or changes in applicable laws and regulations in the jurisdictions in which we operate could have an adverse effect on our business.

Our activities are subject to extensive regulation under the laws of the U.S., the U.K., the E.U. and its member states, and the other jurisdictions around the world in which we operate. In addition, we own an interest in a number of associates and companies where we do not exercise management control. Over the last few years, regulators across the world are increasingly seeking to regulate brokers who operate in their jurisdictions. The foreign and U.S. laws and regulations applicable to our operations are complex, continually evolving and may increase the costs of regulatory compliance, limit or restrict the products or services we sell or subject our business to the possibility of regulatory actions or proceedings. These laws and regulations include insurance and financial industry regulations, antitrust and competition laws, economic and trade sanctions laws relating to countries in which certain subsidiaries do business or may do business (“Sanctioned Jurisdictions”) such as Crimea, Cuba, Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and similar local laws prohibiting corrupt payments to governmental officials and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act in the U.S., as well as laws and regulations related to data privacy, cyber security and telemarketing. Because of changes in regulation and company practice, our non-U.S. subsidiaries are providing more services with connections to various countries, including some Sanctioned Jurisdictions, that our U.S. subsidiaries are unable to perform.

In most jurisdictions, governmental and regulatory authorities have the ability to interpret and amend these laws and regulations and impose penalties for non-compliance, including sanctions, civil remedies, monetary fines, injunctions, revocation of licenses or approvals, suspension of individuals, limitations on business activities or redress to clients. While we believe that we have substantially increased our focus on the geographic breadth of regulations to which we are subject, maintain good relationships with our key regulators and our current systems and controls are adequate, we cannot assure that such systems and controls will prevent any violations of any applicable laws and regulations. While we strive to remain fully-compliant with all applicable laws and regulations, we cannot guarantee that we will fully comply at all times with all laws and regulations, especially in countries with developing or evolving legal systems or with evolving or extra-territorial regulations. In particular, given the challenges of integrating operations, many of which are decentralized, we cannot assure that acquired or decentralized entities’ business systems and controls have prevented or will prevent any and all violations of applicable laws or regulations.

Our business performance and growth plans could be negatively affected if we are not able to effectively apply technology, data and analytics to drive value for our clients through technology-based solutions or gain internal efficiencies through the effective application of technology, analytics and related tools.

Our success depends, in part, on our ability to develop and implement technology, data and analytic solutions that anticipate, lead or keep pace with rapid and continuing changes in technology both for internal operations and for maintaining industry standards and meeting client preferences. We may not be successful in anticipating or responding to these developments in a timely and cost-effective manner or in attracting and maintaining personnel with the necessary skills in this area. Additionally, our ideas may not lead to the desired internal efficiencies or be accepted in the marketplace. In addition, we may not be able to implement technology-based solutions as quickly as desired if, for example, greater resources are required than originally expected or resources are otherwise needed elsewhere. The effort to gain technological and data expertise and develop new technologies or analytic techniques in our business requires us to incur significant cost and attract qualified technical talent who are in high demand. Our competitors are seeking to develop competing or new technologies, and their success in this space may impact our ability to differentiate our services to our clients through the use of unique technological solutions. In certain cases, we may decide, based on perceived business needs, to make investments that may be greater than we currently anticipate. If we cannot offer new technologies or data and analytic services or solutions as quickly or effectively as our competitors, or if our competitors develop more cost-effective technologies or analytic tools, it could have a material adverse effect on our ability to obtain and complete client engagements.

Our business may be harmed by any negative developments that may occur in the insurance industry or if we fail to maintain good relationships with insurance carriers.

Many of our businesses are heavily dependent on the insurance industry. Any negative developments that occur in the insurance industry may have a material adverse effect on our business and our results of operations. In addition, if we fail to maintain good relationships with insurance carriers, it may have a material adverse effect on our business and results of operations.

The private health insurance industry in the U.S. has experienced a substantial amount of consolidation over the past several years, resulting in a decrease in the number of insurance carriers. In the future, it may become necessary for us to offer insurance plans from a reduced number of insurance carriers or to derive a greater portion of our revenue from a more concentrated number of carriers as our business and the health insurance industry continue to evolve. The termination, amendment or consolidation of our relationships with our insurance carriers could harm our business, results of operations and financial condition.

Changes and developments in the health insurance system in the United States could harm our business.

In 2010, the Federal government enacted significant reforms to healthcare legislation through Healthcare Reform. Many of our lines of business depend upon the private sector of the U.S. insurance system, its role in financing health care delivery, and insurance carriers’ use of, and payment of commissions to, agents, brokers and other organizations to market and sell individual and family health insurance plans. Healthcare Reform contains provisions that have changed and will continue to change the industry in which we operate in substantial ways. Any changes to the roles of the private and public sectors in the health insurance system could also substantially change the industry.

The current administration, and certain key members of Congress, have expressed a desire to replace or amend all or a portion of Healthcare Reform. In addition, various aspects of Healthcare Reform have been challenged in the judicial system with some success. Any partial or complete repeal or amendment, judicial modifications or implementation difficulties, or uncertainty regarding such events, could increase our costs of compliance, prevent or delay future adoption or revisions to our exchange platform, and adversely impact our results of operations and financial condition. In addition, some U.S. political candidates and representatives have otherwise expressed a desire to establish alternatives to employer-sponsored health insurance or replace it with government-sponsored health insurance, often referred to as “Medicare for All”. Given the uncertainties relating to the potential repeal and replacement of Healthcare Reform or other alternative proposals related to health insurance plans, the impact is difficult to determine, but it could have material negative effects on us, including:

•	increasing our competition;

•	reducing or eliminating the need for health insurance agents and brokers or demand for the health insurance that we sell;

•	decreasing the number of types of health insurance plans that we sell, as well as the number of insurance carriers offering such plans;

•	causing insurance carriers to change the benefits and/or premiums for the plans they sell;

•	causing insurance carriers to reduce the amount they pay for our services or change our relationship with them in other ways; or

•	materially restricting our call center operations.

Any of these effects could materially harm our business and results of operations. For example, the manner in which the Federal government and the states implement health insurance exchanges and the process for receiving subsidies and cost-sharing credits could substantially increase our competition and member turnover and substantially reduce the number of individuals who purchase insurance through us. Various aspects of Healthcare Reform could cause insurance carriers to limit the types of health insurance plans we are able to sell and the geographies in which we are able to sell them. In addition, the U.S. Congress may seek to find spending cuts, and such cuts may include Medicare. If cuts are made to Medicare, there may be substantial changes in the types of health insurance plans we are able to sell, especially through our recently-acquired TRANZACT business, which focuses on direct-to-consumer Medicare policy sales. Changes in the law could also cause insurance carriers to exit the business of selling insurance plans in a particular jurisdiction, to eliminate certain categories of products or to attempt to move members into new plans for which we receive lower commissions. If insurance carriers decide to limit our ability to sell their plans or determine not to sell individual health insurance plans altogether, our business, results of operations and financial condition would be materially harmed.

Limited protection of our intellectual property could harm our business and our ability to compete effectively, and we face the risk that our services or products may infringe upon the intellectual property rights of others.

We cannot guarantee that trade secret, trademark and copyright law protections are adequate to deter misappropriation of our intellectual property (including our software, which may become an increasingly important part of our business). Existing laws of some countries in which we provide services or products may offer only limited protection of our intellectual property rights. Also, we may be unable to detect the unauthorized use of our intellectual property and take the necessary steps to enforce our rights, which may have a material adverse impact on our business, financial condition or results of operations. We cannot be sure that our services and products, or the products of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us or our clients. These claims may harm our reputation, result in financial liability, consume financial resources to pursue or defend, and prevent us from offering some services or products. In addition, these claims, whether with or without merit, could be expensive, take significant time and divert management’s focus and resources from business operations. Successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe or violate the rights of others, or require us to purchase licenses from third parties, any of which could adversely affect our business, financial condition and operating results.

Financial and Tax Risks

We have material pension liabilities that can fluctuate significantly and adversely affect our financial position or net income or result in other financial impacts.

We have material pension liabilities, some of which represent unfunded and underfunded pension and postretirement liabilities. Movements in the interest rate environment, investment returns, inflation or changes in other assumptions that are used to estimate our benefit obligations and other factors could have a material effect on the level of liabilities in these plans at any given time. Most pension plans have minimum funding requirements that may require material amounts of periodic additional funding and accounting requirements that may result in increased pension expense. For example, in 2018 we were required to recognize a £31 million ($40 million) pension settlement expense related to the accelerated recognition of certain accumulated losses in one of our U.K. pension schemes following the transfer out of assets of certain plan participants. Depending on the above factors, among others, we could be required to recognize further pension expense in the future. Increased pension expense could adversely affect our earnings or cause earnings volatility. In addition, the need to make additional cash contributions may reduce our financial flexibility and increase liquidity risk by reducing the cash available to meet our other obligations, including the payment obligations under our credit facilities and other long-term debt, or other needs of our business.

Our outstanding debt could adversely affect our cash flows and financial flexibility and we may not be able to obtain financing on favorable terms or at all.

Willis Towers Watson had total consolidated debt outstanding of approximately $5.6 billion as of December 31, 2019, and our interest expense was $234 million for the year ended December 31, 2019.

Although management believes that our cash flows will be sufficient to service this debt, there may be circumstances in which required payments of principal and/or interest on this debt could adversely affect our cash flows and this level of indebtedness may:

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require us to dedicate a significant portion of our cash flow from operations to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, to pursue other acquisitions or investments, to pay dividends and for general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes or challenges relating to our business and industry; and

•	put us at a competitive disadvantage against competitors who have less indebtedness or are in a more favorable position to access additional capital resources.

The terms of our current financings also include certain limitations. For example, the agreements relating to the debt arrangements and credit facilities contain numerous operating and financial covenants, including requirements to maintain minimum ratios of consolidated EBITDA to consolidated cash interest expense and maximum levels of consolidated funded indebtedness in relation to consolidated EBITDA, in each case subject to certain adjustments. The operating restrictions and financial covenants in our credit facilities do, and any future financing agreements may, limit our ability to finance future operations or capital needs or to engage in other business activities.

A failure to comply with the restrictions under our credit facilities and outstanding notes could result in a default or a cross-default under the financing obligations or could require us to obtain waivers from our lenders for failure to comply with these restrictions. The occurrence of a default that is not cured, or the inability to secure a necessary consent or waiver, could cause our obligations with respect to our debt to be accelerated and have a material adverse effect on our business, financial condition or results of operations.

The maintenance and growth of our business depends on our access to capital, which will depend in large part on cash flow generated by our business and the availability of equity and debt financing. Also, we could be at risk to rising interest rates in the future to the extent that we borrow at floating rates under our existing borrowing agreements or refinance existing debt at higher rates. There can be no assurance that our operations will generate sufficient positive cash flow to finance all of our capital needs or that we will be able to obtain equity or debt financing on favorable terms or at all, which could have a material adverse effect on us.

A downgrade to our corporate credit rating and the credit ratings of our outstanding debt may adversely affect our borrowing costs and financial flexibility and, under certain circumstances, may require us to offer to buy back some of our outstanding debt.

A downgrade in our corporate credit rating or the credit ratings of our debt would increase our borrowing costs including those under our credit facilities and reduce our financial flexibility. If we need to raise capital in the future, any credit rating downgrade could negatively affect our financing costs or access to financing sources.

In addition, under the indenture for our 3.600% senior notes due 2024, our 4.625% senior notes due 2023, our 6.125% senior notes due 2043, our 3.500% senior notes due 2021, our 4.400% senior notes due 2026, our 2.125% senior notes due 2022, our 4.500% senior notes due 2028, our 5.050% senior notes due 2048, our 2.950% senior notes due 2029, and our 3.875% senior notes due 2049, if we experience a ratings decline together with a change of control event, we would be required to offer to purchase these notes from holders unless we had previously redeemed those notes. We may not have sufficient funds available or access to funding to repurchase tendered notes in that event, which could result in a default under the notes. Any future debt that we incur may contain covenants regarding repurchases in the event of a change of control triggering event.

If a U.S. person is treated as owning at least 10% of our shares, such a holder may be subject to adverse U.S. federal income tax consequences.

As a result of U.S. Tax Reform, many of our non-U.S. subsidiaries are now classified as ‘controlled foreign corporations’ (“CFCs”) for U.S. federal income tax purposes due to the expanded application of certain ownership attribution rules within a multinational corporate group. If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our shares, such a person may be treated as a U.S. shareholder with respect to one or more of our CFC subsidiaries. In addition, if our shares are treated as owned more than 50% by U.S. shareholders, we would be treated as a CFC. A U.S. shareholder of a CFC may be required to annually report and include in its U.S. taxable income, as ordinary income, its pro-rata share of Subpart F income, global intangible low-taxed income, and investments in U.S. property by CFCs, whether or not we make any distributions to such U.S. shareholder. An individual U.S. shareholder generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a corporate U.S. shareholder with respect to a CFC. A failure by a U.S. shareholder to comply with its reporting obligations may subject the U.S. shareholder to significant monetary penalties and may extend the statute of limitations with respect to the U.S. shareholder’s U.S. federal income tax return for the year for which such reporting was due. We cannot provide any assurances that we will assist investors in determining whether we or any of our non-U.S. subsidiaries are CFCs or whether any investor is a U.S. shareholder with respect to any such CFCs. We also cannot guarantee that we will furnish to U.S. shareholders any or all of the information that may be necessary for them to comply with the aforementioned obligations. U.S. investors should consult their own advisors regarding the potential application of these rules to their investments in us.

Legislative or regulatory action in the U.S. or abroad could materially adversely affect our ability to maintain a competitive worldwide effective corporate tax rate.

We cannot give any assurance as to what our effective tax rate will be in the future, because of, among other things, uncertainty regarding the tax policies of the jurisdictions where we operate. Our actual effective tax rate may vary from expectations and that variance may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

On December 22, 2017, the U.S. government enacted comprehensive tax reform legislation commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Reform”), which generally became effective on January 1, 2018. The U.S. Tax Reform included numerous changes to existing tax law, including a permanent reduction in the federal corporate income tax rate from 35% to 21%. Among other things, U.S. Tax Reform could cause us to lose the benefit of certain tax credits and deductions, limit our ability to deduct interest incurred in the U.S. and potentially increase our income taxes due to the base erosion and anti-abuse tax. The U.S. Treasury Department has issued a number of proposed regulations clarifying some of the provisions of the U.S. Tax Reform, many of which are still ongoing. We will continue to evaluate the overall impact of U.S. Tax Reform and related regulations on our operations and tax position over the next twelve months. Our expectations of the impact of U.S. Tax Reform are also subject to change, possibly materially, due to, among other things, changes in interpretation or assumptions, and/or updated regulatory guidance. The U.S. Tax Reform could have a material adverse effect on our financial results.

Further legislative action may be taken by the U.S. Congress which, if ultimately enacted, could limit the availability of tax benefits or deductions that we currently claim, override tax treaties upon which we rely, or otherwise affect the taxes that the U.S. imposes on our worldwide operations. Regulations or administrative guidance from the U.S. Treasury Department that are currently proposed or newly issued in the future could have similar consequences. Such changes could materially adversely affect our effective tax rate and/or require us to take further action, at potentially significant additional expense, to seek to preserve our effective tax rate. In addition, if proposals were enacted that have the effect of limiting our ability as an Irish company to take advantage of tax treaties with the U.S., we could incur additional tax expense and/or otherwise experience business detriment.

In addition, the U.S. Congress, the Organisation for Economic Co-operation and Development (“OECD”), the World Trade Organization and other government agencies in non-U.S. jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of base erosion and profit shifting, where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. In October 2015, the OECD released final reports addressing fifteen specific actions as part of a comprehensive plan to create an agreed set of international rules for fighting base erosion and profit shifting. Although the timing and methods of implementation vary, several jurisdictions have enacted legislation that is aligned with, and in some cases exceeds the scope of, the OECD’s recommendations. As a result, the tax laws in the U.S., Ireland, and other countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect us and our affiliates.

Our significant non-U.S. operations, particularly our London market operations, expose us to exchange rate fluctuations and various other risks that could impact our business.

A significant portion of our operations is conducted outside of the U.S. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries, including devaluations and fluctuations in currency exchange rates; imposition of limitations on conversion of foreign currencies into Pounds sterling or U.S. dollars or remittance of dividends and other payments by foreign subsidiaries; hyperinflation in certain foreign countries; imposition or increase of investment and other restrictions by foreign governments; and the requirement of complying with a wide variety of foreign laws. Additionally and as noted above, the unknown impacts of Brexit may expose us to additional exchange rate fluctuations in the Pounds sterling.

We report our operating results and financial condition in U.S. dollars. Our U.S. operations earn revenue and incur expenses primarily in U.S. dollars. In our London market operations however, we earn revenue in a number of different currencies, but expenses are almost entirely incurred in Pounds sterling. Outside of the U.S. and our London market operations, we predominantly generate revenue and expenses in local currencies.

Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into U.S. dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. Furthermore, the mismatch between Pounds sterling revenue and expenses, together with any net Pounds sterling balance sheet position we hold in our U.S. dollar-denominated London market operations, creates an exchange exposure. While we do utilize hedging strategies to attempt to reduce the impact of foreign currency fluctuations, there can be no assurance that our hedging strategies will be effective.

Changes in accounting principles or in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

We prepare our financial statements in accordance with U.S. GAAP. Any change to accounting principles, particularly to U.S. GAAP, could have a material adverse effect on us or our results of operations.

U.S. GAAP accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenue and expenses during each reporting period. We periodically evaluate our estimates and assumptions, including those relating to revenue recognition, valuation of billed and unbilled receivables from clients, discretionary compensation, incurred-but-not-reported liabilities, restructuring, pensions, goodwill and other intangible assets, contingencies, share-based payments and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. Actual results could differ from these estimates, and changes in accounting standards could have an adverse impact on our future financial position and results of operations.

In addition, we have a substantial amount of goodwill on our consolidated balance sheet as a result of acquisitions we have completed, and we significantly increased goodwill as a result of the Merger. We review goodwill for impairment annually or whenever events or circumstances indicate impairment may have occurred. Application of the impairment test requires judgment, including the identification of reporting units, assignment of assets, liabilities and goodwill to reporting units and the determination of the fair value of each reporting unit. A significant deterioration in a key estimate or assumption or a less significant deterioration to a combination of assumptions, or the sale of a part of a reporting unit, could result in an impairment charge in the future, which could have a significant adverse impact on our reported earnings.

Our quarterly revenue and cash flow could fluctuate, including as a result of factors outside of our control, while our expenses may remain relatively fixed or be higher than expected.

Quarterly variations in our revenue, cash flow and results of operations have occurred in the past and could occur as a result of a number of factors, such as: the significance of client engagements commenced and completed during a quarter; seasonality of certain types of services; the number of business days in a quarter; colleague hiring and utilization rates; our clients’ ability to terminate engagements without penalty; the size and scope of assignments; our ability to enhance our billing, collection and working capital management efforts and general economic conditions.

We derive significant revenue from commissions for brokerage services, but do not determine the insurance premiums on which our commissions are generally based. Commission levels generally follow the same trend as premium levels, as they are a percentage of the premiums paid by the insureds. Fluctuations in the premiums charged by the insurance carriers can therefore have a direct and potentially material impact on our results of operations. Due to the cyclical nature of the insurance market and the impact of other market conditions on insurance premiums, commission levels may vary widely between accounting periods. A period of low or declining premium rates, generally known as a ‘soft’ or ‘softening’ market, generally leads to downward pressure on commission revenue and can have a material adverse impact on our commission revenue and operating margin. We could be negatively impacted by soft market conditions across certain sectors and geographic regions. In addition, insurance carriers may seek to reduce their expenses by reducing the commission rates payable to insurance agents or brokers such as us. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability.

A sizeable portion of our total operating expenses is relatively fixed or may even be higher than expected, encompassing the majority of administrative, occupancy, communications and other expenses, depreciation and amortization, and salaries and employee benefits excluding fiscal year-end incentive bonuses. Therefore, a variation in the number of client assignments and collection of accounts receivable, or in the timing of the initiation or the completion of client assignments, or our inability to forecast demand, can cause significant variations in quarterly operating results and could result in losses and volatility in our stock price.

It is unclear how increased regulatory oversight and changes in the method for determining the London Interbank Offered Rate may affect the value of the financial obligations to be held or issued by us that are linked to LIBOR, or how such changes could affect our results of operations or financial condition.

In the recent past, concerns have been publicized regarding the calculation of London interbank offered rate (“LIBOR”), which present risks for the financial instruments that use LIBOR as a reference rate. LIBOR is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally.

Accordingly, uncertainty as to the nature of such changes may affect the market for or pricing of any LIBOR-linked securities, loans, derivatives and other financial obligations or extensions of credit held by or due to us or on our overall financial condition or results of operations. In addition, any further changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an impact on the market for or pricing of any LIBOR-linked securities, loans, derivatives and other financial obligations or extensions of credit held by or due to us, including our revolving credit facility, or on our overall financial condition or results of operations. For example, on July 27, 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. Currently, there is not an agreement on what rate or rates may become accepted alternatives to LIBOR; however, the Alternative Reference Rate Committee in the U.S., comprised of a group of large banks and other financial institutions, selected the Secured Overnight Finance Rate (“SOFR”), as an alternative to LIBOR. In May 2018, the Federal Reserve Bank of New York began to publish the alternative rate. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. Furthermore, as of April 23, 2018, the Bank of England has commenced publication of a reformed Sterling Overnight Index Average (“SONIA”), comprised of a broader set of overnight Sterling money market transactions. The SONIA has been recommended as the alternative to Sterling LIBOR by the U.K. Working Group on Sterling Risk-Free Reference Rates. At this time, it is not possible to predict whether and how these alternative reference rates will become accepted alternatives to LIBOR or any other reforms to LIBOR that may be enacted.

The laws of Ireland differ from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to enforce court judgments obtained in the U.S. against us in Ireland, based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the U.S. currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, we are governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

We are a holding company and, therefore, may not be able to receive dividends or other distributions in needed amounts from our subsidiaries.

The Company is organized as a holding company, a legal entity separate and distinct from our operating subsidiaries. As a holding company without significant operations of our own, we are dependent upon dividends and other payments from our operating subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations, for paying dividends to shareholders, for repurchasing shares of common stock and for corporate expenses. Legal and regulatory restrictions, foreign exchange controls, as well as operating requirements of our subsidiaries, may limit our ability to obtain cash from these subsidiaries. For example, Willis Limited, our U.K. brokerage subsidiary regulated by the FCA, is currently required to maintain $140 million in unencumbered and available financial resources, of which at least $79 million must be in cash, for regulatory purposes. In the event our operating subsidiaries are unable to pay dividends and other payments to the Company, we may not be able to service debt, pay obligations or pay dividends on, or repurchase shares of, common stock.

In the event we are unable to generate cash from our operating subsidiaries for any of the reasons discussed above, our overall liquidity could deteriorate.